UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

EverQuote, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.001

(Title of Class of Securities)

30041R108

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 30041R108

1	NAME OF REPORTING PERSONS David B. Blundin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,537,705 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,537,705 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,537,705 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 72.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP NO. 30041R108

1	NAME OF REPORTING PERSONS Link Ventures Investment Vehicle II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,440,888 shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,440,888 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,440,888 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 56.5%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 30041R108

1	NAME OF REPORTING PERSONS LV2 LP EQ Series B SPV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 277,248 shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 277,248 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 277,248 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 30041R108

1	NAME OF REPORTING PERSONS Link Equity Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,069,628 shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,069,628 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,069,628 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.7%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 30041R108

1	NAME OF REPORTING PERSONS LV2 EQ SPV Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 277,248 shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 277,248 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 277,248 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 30041R108

1	NAME OF REPORTING PERSONS Link Ventures LLLP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,369,560 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,369,560 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,369,560 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 40.5%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 30041R108

1	NAME OF REPORTING PERSONS Cogo Labs, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 792,380 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 792,380 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 792,380 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.8%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 30041R108

1	NAME OF REPORTING PERSONS Link Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,369,560 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,369,560 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,369,560 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 40.5%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP NO. 30041R108

1	NAME OF REPORTING PERSONS Seth Birnbaum
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 529,808 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 529,808 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 529,808 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP NO. 30041R108

1	NAME OF REPORTING PERSONS Tomas Revesz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 848,424 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 848,424 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 848,424 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP NO. 30041R108

1	NAME OF REPORTING PERSONS Thomas Ellis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 279,397 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 279,397 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 279,397 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Item 1 (a).     Name of Issuer:     EverQuote, Inc.

Item 1 (b).    Address of Issuer’s Principal Executive Offices:

210 Broadway

Cambridge, Massachusetts 02139

Item 2 (a).    Name of Person Filing:

David B. Blundin

Link Ventures Investment Vehicle II, LLC

LV2 LP EQ Series B SPV, LLC

Link Equity Partners, LLC

LV2 EQ SPV Manager, LLC

Link Ventures LLLP

Link Management LLC

Cogo Labs, Inc.

Seth Birnbaum

Tomas Revesz

Thomas Ellis

Item 2 (b).    Address of Principal Business Office or, if none, Residence:

One Kendall Square

Suite B2106

Cambridge, Massachusetts 02139

Item 2 (c).    Citizenship:

David B. Blundin, United States

Link Ventures Investment Vehicle II, LLC, a Delaware limited liability company

LV2 LP EQ Series B SPV, LLC, a Delaware limited liability company

Link Equity Partners, LLC, a Delaware limited liability company

LV2 EQ SPV Manager, LLC, a Delaware limited liability company

Link Ventures LLLP, a Delaware limited partnership

Link Management LLC, a Delaware limited liability company

Cogo Labs, Inc, a Delaware Corporation

Seth Birnbaum, United States

Tomas Revesz, United States

Thomas Ellis, United States

Item 2 (d).    Title of Class of Securities:

Class A Common Stock, par value $0.001 per share

Item 2 (e).    CUSIP Number:

30041R108

Item 3.	If this Statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution, in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d – 1(b)(1)(ii)(J), please specify the type of institution: ___________

Not applicable

Item 4.	Ownership

(a)	Amount beneficially owned:

As of December 31, 2018, (i) Link Ventures Investment Vehicle II, LLC directly owned 6,440,888 shares of Class B Common Stock; (ii) LV2 LP EQ Series B SPV, LLC directly owned 277,248 shares of Class B Common Stock; (iii) Link Ventures LLLP directly owned 3,369,560 shares of Class B Common Stock; (iv) Cogo Labs, Inc. directly owned 792,380 shares of Class B Common Stock; (v) Mr. Birnbaum owned 148,347 shares of Class A Common Stock, 287,904 shares of Class B Common Stock and held options to purchase 93,557 shares of Class A Common Stock that vest within 60 days of December 31, 2018; (vi) Mr. Revesz owned 157,459 shares of Class A Common Stock, 606,520 shares of Class B Common Stock and held options to purchase 84,445 shares of Class A Common Stock that vest within 60 days of December 31, 2018; and (vii) Mr. Ellis owned 274,064 shares of Class B Common Stock and held options to purchase 5,333 shares of Class A Common Stock that vest within 60 days of December 31, 2018.

The Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis at the option of the holder.

(b)	Percent of class:

Mr. Blundin: 72.9%; Mr. Birnbaum: 9.9%; Mr. Revesz: 15.0%; and Mr. Ellis: 5.3%.

The aggregate percentage of Class A Common Stock is based upon 4,958,739 shares outstanding, which is the total number of Class A Common Shares outstanding as of October 31, 2018, as indicated by EverQuote, Inc. in its Form 10-Q for the period ended September 30, 2018.

(c)	Number of shares as to which such person has: David Blundin
	(i)	Sole power to vote or to direct the vote	0 shares
	(ii)	Shared power to vote or to direct the vote	12,537,705 shares
	(iii)	Sole power to dispose or to direct the disposition of	0 shares
	(iv)	Shared power to dispose or to direct the disposition of	12,537,705 shares

Seth Birnbaum
(i)	Sole power to vote or to direct the vote	0 shares
(ii)	Shared power to vote or to direct the vote	529,808 shares
(iii)	Sole power to dispose or to direct the disposition of	0 shares
(iv)	Shared power to dispose or to direct the disposition of	529,808 shares

Tomas Revesz
(i)	Sole power to vote or to direct the vote	0 shares
(ii)	Shared power to vote or to direct the vote	848,424 shares
(iii)	Sole power to dispose or to direct the disposition of	0 shares
(iv)	Shared power to dispose or to direct the disposition of	848,424 shares

Thomas Ellis
(i)	Sole power to vote or to direct the vote	0 shares
(ii)	Shared power to vote or to direct the vote	279,397 shares
(iii)	Sole power to dispose or to direct the disposition of	0 shares
(iv)	Shared power to dispose or to direct the disposition of	279,397 shares

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Mr. Blundin is the (i) managing member of Link Ventures Investment Vehicle II, LLC, (ii) managing member of Link Equity Partners, LLC, which is the managing member of LV2 EQ SPV Manager, LLC, which is the managing member of LV2 LP EQ Series B SPV, LLC; (iii) managing member of Link Management LLC, which is the general partner of Link Ventures LLLP; and (iv) managing member of Link Equity Partners, LLC, which is the sole stockholder of Cogo Labs, Inc.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Link Ventures LLLP and Messrs. Birnbaum, Revesz and Ellis are parties to a Voting Agreement dated as of February 8, 2018 (the “Voting Agreement”). Pursuant to the Voting Agreement, Mr. Blundin holds an irrevocable proxy over the shares of Class A Common Stock and Class B Common Stock held by Messrs. Birnbaum, Revesz and Ellis.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019
/s/ David B. Blundin
David B. Blundin

February 14, 2019	Link Ventures Investment Vehicle II, LLC

	By:	/s/ David B. Blundin
David B. Blundin
Managing Manager

February 14, 2019	Link Ventures LLLP

By: Link Management LLC, its general partner

	By:	/s/ David B. Blundin
David B. Blundin
Managing Manager

February 14, 2019	Link Management LLC

	By:	/s/ David B. Blundin
David B. Blundin
Managing Manager

February 14, 2019	LV2 LP EQ Series B SPV, LLC

	By:	LV2 EQ SPV Manager, LLC, its managing member

By: Link Equity Partners, LLC, its managing member

	By:	/s/ David B. Blundin
David B. Blundin
Managing Manager

February 14, 2019	LV2 EQ SPV Manager, LLC

By: Link Equity Partners, LLC, its managing member

	By:	/s/ David B. Blundin
David B. Blundin
Managing Manager

February 14, 2019	Link Equity Partners, LLC

	By:	/s/ David B. Blundin
David B. Blundin
Managing Manager

February 14, 2019	Cogo Labs, Inc.

	By:	/s/ Mira Wilczek
Mira Wilczek
Chief Executive Officer

February 14, 2019
/s/ Seth Birnbaum
Seth Birnbaum

February 14, 2019
/s/ Tomas Revesz
Tomas Revesz

February 14, 2019
/s/ Thomas Ellis
Thomas Ellis

Exhibit Index

Exhibit No.	Document

1	Joint Filing Agreement, dated February 14, 2019, by and among David B. Blundin, Link Ventures Investment Vehicle II, LLC, LV2 LP EQ Series B SPV, LLC, Link Equity Partners, LLC, LV2 EQ SPV Manager, LLC, Link Ventures LLLP, Link Management LLC, Cogo Labs, Inc., Seth Birnbaum, Tomas Revesz and Thomas Ellis to file this joint statement on Schedule 13G.